Exhibit 10.23

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and the registrant customarily and actually treats as private and confidential.

AMENDED AND RESTATED LICENSE AGREEMENT

This Amended and Restated License Agreement (this “Agreement”), effective as of June 9, 2024 (the “Effective Date”), is by and between:

Akston Biosciences Corporation, a Delaware corporation having an address of 100 Cummings Center, Suite 454C, Beverly, MA 01915 (hereinafter referred to as “AKSTON”),

And:

Twilight Neuroscience, Inc., a Delaware corporation having an address at 47 Fox Run Road, Topsfield, MA 01983 (hereinafter referred to as “TWILIGHT”),

BACKGROUND

WHEREAS, AKSTON owns or otherwise controls Intellectual Property in respect of its AmbifectTM Fc-fusion protein platform for the design, development, and manufacture of vaccines;

WHEREAS, TWILIGHT previously acquired license rights to such Intellectual Property to exploit Licensed Products pursuant to a License Agreement with an Effective Date of August 17, 2023, and

WHEREAS, the Parties have agreed to expand and amend the terms of the license under the terms and conditions as fully amended and restated as set forth herein.

SECTION 1– DEFINITIONS AND INTERPRETATION

1.1.            Definitions: For the purposes of this Agreement, the following words and phrases shall have the following meanings:

“Affiliate” means, with respect to AKSTON, a Person that controls, is controlled by, or is under common control with AKSTON for such period as such control exists; with respect to TWILIGHT, a Person that controls, is controlled by, or is under common control with, TWILIGHT for such period as such control exists. For purposes of this definition, “control” means (i) ownership directly or through one or more Affiliates of fifty percent or more of the shares of stock entitled to vote for the election of directors, in the case of a corporation, or fifty percent or more of the equity interest in the case of any other type of legal entity, (ii) status as a general partner in any partnership, or (iii) any other arrangement whereby a party controls or has the right to control the board of directors or equivalent governing body of a corporation or other entity, or the ability to cause the direction of the management or policies of a corporation or other entity.

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“Agreement” means this Amended and Restated License Agreement, and the schedules to the Agreement.

“Applicable Law” means all laws, statutes, ordinances, rules, regulations, policies, and orders of any court, tribunal, governmental authority, governmental body, or other regulatory or administrative authority, agency or commission of any government of any country or region or any private or governmental arbitration or conciliation authority or similar body, and any body exercising, or entitled to exercise, any administrative, executive, judicial or legislative authority or power of any nature, in each case, applicable as the case may be.

“Calendar Quarter” means each successive three-month period during the Term of this Agreement beginning on each January 1, April 1, July 1, and October 1, except that the first Calendar Quarter shall commence on the Effective Date and the last Calendar Quarter shall end on the effective date of expiration or termination of this Agreement.

“Commercial Purposes” means activities that entail the use of the Licensed Product(s) for commercial purposes, such as contract or fee-based research, development, or manufacturing services, or use in producing proteins for sale or human research, or producing recombinant proteins or peptides for sale.

“Confidential Information” has the meaning ascribed to it in Section 4 of this Agreement.

“Competing Products” means any product (regardless of method of action, dosage or means of delivery) inside the Field of Use.

“Event of Force Majeure” has the meaning ascribed to it in Section 8 of this Agreement.

“Field of Use” means stimulation of immunity to treat or prevent diseases, including neurologic diseases, certain cancers (limited to those specified later in this paragraph) or infections in humans for Research Purposes and for Commercial Purposes. For the avoidance of doubt, the Field of Use expressly excludes (i) any use or activities related to mechanisms of action other than the stimulation of immunity in humans, (ii) any use or activities related to animal health (including veterinary therapeutics), or the treatment of non-human animals, other than for Research Purposes, as necessary for the development of the human treatments, (iii) the treatment or prevention of autoimmune diabetes, and (iv) the properties listed on Schedule B. Notwithstanding anything herein to the contrary, the Field of Use expressly includes vaccines for humans to stimulate immunity used to treat (i) neurological and pain disorders, (ii) human oncologic diseases linked to human endogenous retrovirus-K (HERV-K), (iii) COVID-19 or COVID-19--related human illnesses, or (iii) other infectious human illnesses.

“First Commercial Sale” means, on a country-by-country basis, the date of the first sale of a Licensed Product by or on behalf of TWILIGHT, any of its Affiliates, or any of its Sublicensees.

“GAAP” means generally accepted accounting principles in the United States.

“Gross Sales” means the gross amount or value received by TWILIGHT, its Affiliates, subsidiaries, assigns, successors, Sublicensees, and assignees (each a “Seller”) for any sale to a

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Third Party of a Licensed Product (but excluding for the avoidance of doubt, any amounts received resulting from any sale between or among TWILIGHT and an Affiliate, unless the transferee is the final purchaser of such Licensed Product).

“Licensed Intellectual Property” means the sequences and compositions listed on Schedule A and all know-how, technical information, documents, studies, results, data (including preclinical, clinical and assay data), related to those sequences and compositions listed on Schedule A, including inventions (whether patentable or not), trade secrets, specifications, instructions, processes, manufacturing processes and data, sourcing information, assays, quality control and testing procedures, formulae, materials, formulations, expertise, human vaccine candidates, fusion proteins, and other technology controlled by AKSTON, and applicable to the use of the AmbifectTM Fc-fusion protein platform in the design, development, testing, and manufacture of substances for use in the Field of Use. Licensed Intellectual Property expressly excludes those properties listed on Schedule B.

“Licensed Product(s)” means any product made using or otherwise derived from use of or access to the Licensed Intellectual Property, including without limitation, nucleic acid or amino acid sequences, cell lines, fusion proteins, vaccines, or other compositions, including those that encode for or contain an amino acid sequence that is at least 80% homologous to any of the amino acid sequences listed in Schedule A.

“Parties” means TWILIGHT and AKSTON, and “Party” means either one of them.

“Person” means a corporation, partnership, trust, business trust, association, Joint Stock Company, pool, syndicate, sole proprietorship, unincorporated organization, governmental authority, or any other form of entity not specifically listed herein.

“Phase I Clinical Trial” means a human clinical trial that is the first time a drug is given to humans at any dose, the principal purpose of which is a preliminary determination of safety of a drug in healthy individuals or patients, as contemplated by 21 C.F.R. §312.21(a), whether or not conducted in the United States.

“Regulatory Authority” means the U.S. Food and Drug Administration (or any successor agency) or any comparable regulatory or governmental agency or authority in the rest of the world with authority over the distribution, importation, exportation, manufacture, production, use, storage, transport, clinical testing, pricing, or sale of pharmaceutical products.

“Representatives” has the meaning set forth in Section 5.1.

“Research Purposes” means the use and/or manufacture of the Licensed Product(s) by TWILIGHT and/or its Affiliates, but strictly limited to internal research activities which do not involve the production or manufacture of products for sale or trade of any kind, or the performance of services for a fee.

“Service Agreements” means the Master Contract Services Agreement entered into by AKSTON and TWILIGHT dated May 31, 2023, and any additional services agreements entered into by AKSTON and TWILIGHT on or after the Effective Date.

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“Sublicensee” means an entity that has entered into an agreement with TWILIGHT, its Affiliates, subsidiaries, assigns, successors, or assignees, that provides the Sublicensee with specific rights to the Licensed Product.

“Term” means a period beginning on the Effective Date and lasting in perpetuity unless terminated earlier in accordance with Section 5.

“Territory” means worldwide.

“Third Party” means any Person other than TWILIGHT, its Affiliates and Sublicensees, and AKSTON and its Affiliates.

“Trade Secret” means all Confidential Information, including, but not limited to, formulas, patterns, compilations, programs, devices, methods, techniques, or processes, that: (1) derives independent economic value, actual or potential, from not being generally known to the public or to other persons who can obtain economic value from its disclosure or use; and (2) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy indefinitely.

1.2.	Certain Rules of Interpretation in this Agreement and the Schedules:

a.	Unless otherwise specified, all references to monetary amounts are in U.S. Dollars;

b.	The descriptive headings of Articles and Sections are inserted solely for convenience of reference and are not intended as complete or accurate descriptions of the content of such Articles or Sections;

c.	The use of words in the singular or plural, or with a particular gender, shall not limit the scope or exclude the application of any provision of this Agreement to such Person or Persons or circumstances as the context otherwise permits;

d.	Unless otherwise specified, time periods within or following which any payment is to be made or act is to be done shall be calculated by including the day on which the period commences and including the day on which the period ends and by extending the period to the next business day following if the last day of the period is not a business day, business day being defined as part of a day from 9:00 AM to 5:00 PM Boston Massachusetts time Monday through Friday, except for United States holidays;

e.	Whenever any payment is to be made, or action to be taken under this Agreement is required to be made or taken on a day other than a business day, such payment shall be made or action taken on the next business day; and

f.	In the event of any conflict between the License Agreement, this Amended and Restated License Agreement, and any Schedules, this Amended and Restated License Agreement shall prevail.

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SECTION 2 – LICENSE

2.1.	Grant

a.	Subject to and conditioned upon the provisions of this Agreement, AKSTON, for itself and on behalf of its Affiliates, hereby grants to TWILIGHT and its Affiliates, and TWILIGHT hereby accepts, an exclusive license (the “License”) to the Licensed Intellectual Property to research, develop, make, use, have made, and sell Licensed Products in the Territory in the Field of Use during the Term. For the avoidance of doubt, TWILIGHT shall have no rights or licenses to utilize Licensed Intellectual Property outside of the Field of Use, and any such activities undertaken by or on behalf of TWILIGHT or its Affiliates or Sublicensees outside of the Field of Use shall constitute a material breach of this Agreement.

b.	AKSTON has and retains all rights in and to the Licensed Intellectual Property except those granted hereunder.

c.	To the extent that any activities by or on behalf of TWILIGHT, or its Affiliates or Sublicensees in the Field of Use impinge on any intellectual property or patent rights of AKSTON that have not been expressly licensed herein, AKSTON hereby covenants not to sue TWILIGHT, any of its Affiliates, or any of their respective Sublicensees, manufacturers, suppliers, distributors, or customers for research, development, or commercialization of the Licensed Products in the Field of Use. This covenant not to sue is subject to and conditioned upon compliance with the restrictions and obligations of this Agreement by or on behalf of TWILIGHT, its Affiliates, or Sublicensees and does not extend to any activities by or on behalf of TWILIGHT, its Affiliates, or Sublicensees outside of the Field of Use, or which take place after termination of this Agreement for any reason. An uncured material failure by any Sublicensee of TWILIGHT to comply with any of the obligations of TWILIGHT under this Agreement shall constitute a material breach of this Agreement by TWILIGHT. For the avoidance of doubt, this covenant not to sue shall not apply in any case of breach of this Agreement by TWILIGHT.

d.	TWILIGHT shall have the right to grant Sublicenses, through multiple tiers, to the Licensed Product, as set forth in Section 2.1.(a); provided that each such Sublicensee shall be subject to the terms and obligations of this Agreement. For the purpose of clarity, TWILIGHT shall not have the right to sublicense or otherwise transfer the Licensed Intellectual Property.

e.	TWILIGHT shall be responsible for the performance by any of its Affiliates, Subsidiaries, Representatives, and Sublicensees of all such terms, conditions, and obligations under this Agreement, and TWILIGHT shall indemnify AKSTON in respect of any breach thereof as set forth in Section 6.

f.	AKSTON shall not enter into any agreement or otherwise take any actions or omit to take any actions in conflict with, or that would or might reasonably be expected to

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encumber or diminish, the license and the other rights granted to TWILIGHT hereunder.

g.	Unless expressly set forth in Schedule A, no licenses or other rights are granted by AKSTON hereunder to use any trademark, trade name, trade dress, or service mark controlled by AKSTON or any of its Affiliates. All licenses and other rights are granted only as expressly provided in this Agreement, and no other licenses or other rights are or shall be created or granted hereunder by implication, estoppel, or otherwise.

2.2	Development and Commercialization

a.	TWILIGHT shall use Commercially Reasonable Efforts to develop at least one (1) Licensed Product in the Field of Use in the Territory to obtain approval from the applicable Regulatory Authority(ies) to market or sell such Licensed Product.

b.	For purposes of this Agreement, “Commercially Reasonable Efforts” means, with respect to a Licensed Product, carrying out development activities using the efforts and resources that a for-profit company would typically devote to a product candidate of similar market potential or profit potential resulting from its own research efforts, based on conditions prevailing from time to time and taking into account issues of safety, tolerability and efficacy, product profile, intellectual property position, projected market exclusivity, the then-current competitive environment for such product and target indication, and the likely timing of such product’s entry into the market, the regulatory environment and status of such product and target indication, and all other relevant scientific, medical, technical, and commercial factors.

2.3	Specific Development Milestones

a.	[***].

b.	[***].

c.	[***].

d.	[***].

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e.	[***].

f.	[***].

2.4	Failure to Complete a Milestone

TWILIGHT’s failure to complete any of the [***] Milestone, the [***] Milestone, the [***] Milestone, the [***] Milestone, or the [***] Milestone, shall constitute a material breach pursuant to Section 5.2 of this Agreement.

2.5	Progress Reports and Publication

TWILIGHT will provide AKSTON with a written progress report summary discussing the development, evaluation, testing and commercialization, as applicable, of Licensed Products at least once per calendar year. In exchange for the license rights granted herein, AKSTON will have the right to use the data from such progress reports for its own research, development, or commercialization outside of the Field of Use for products that are not Competing Products. TWILIGHT will not publish or disclose any reports, manuscripts, press releases, and the like that contain AKSTON confidential or trade secret information. TWILIGHT agrees to provide AKSTON with a copy of any proposed publication relating to its development, evaluation, testing and commercialization and/or Licensed Products at least thirty (30) days prior to submission to allow AKSTON sufficient time to review the proposed publication for disclosure of AKSTON confidential or trade secret information.

2.6	Future TWILIGHT Intellectual Property

The Parties agree that materials and substances developed by TWILIGHT pursuant to the terms of this Agreement, including Licensed Products, shall be owned by TWILIGHT, except that AKSTON retains any rights to its Licensed Intellectual Property contained therein. To the extent TWILIGHT develops patentable intellectual property using AKSTON Licensed Intellectual Property or otherwise related to the Licensed Product (“Future TWILIGHT Intellectual Property”), TWILIGHT will grant to AKSTON a perpetual, non-exclusive, world-wide, irrevocable, royalty- free license, sublicensable through multiple tiers, under such Future TWILIGHT Intellectual Property to make, use, research, develop, and sell products that are not Competing Products. For avoidance of doubt, any intellectual property that constitutes an improvement to AKSTON’s AmbifectTM Fc-fusion protein platform is hereby licensed to AKSTON for any purpose outside of Field of Use.

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2.7	Restriction on Competition

TWILIGHT acknowledges that certain of the AKSTON Licensed Intellectual Property constitutes Trade Secret information of AKSTON. TWILIGHT shall not use the AKSTON Licensed Intellectual Property for any purpose outside of the Field of Use, and for avoidance of doubt, shall not develop, design, produce, manufacture, distribute, advertise, sell, and/or offer to sell, either alone or in combination with any third parties, any components, features, or products relating to or competitive with AKSTON’s Fc-fusion proteins outside of the Field of Use. AKSTON intends to limit TWILIGHT’s right to compete only to the extent necessary and/or reasonable to protect AKSTON’s property interests, legitimate business interests, goodwill, and Trade Secrets. These restrictions on competition shall survive any termination or expiration of this Agreement.

SECTION 3 - PAYMENTS

3.1.	Manner of Payment

All payment obligations specified hereinafter are exclusive of any tax or withholding imposed on such payments, which tax or withholding shall be TWILIGHT’s obligation. Any delay in the timely payment by TWILIGHT shall be regarded and treated as a breach of a material provision under Section 5. All Payments (defined below) shall be paid in U.S. Dollars. All such payments shall be made without deduction of bank transfer fees by bank wire transfer in immediately available funds to the bank account provided by AKSTON.

3.2.	License Issue Fee

In addition to the 648,148 shares of Common Stock of TWILIGHT issued to AKSTON pursuant to the License Agreement with an Effective Date of August 17, 2023 (the "2023 Shares"), as an additional license fee, TWILIGHT shall issue a total of 805,631 shares of Common Stock of TWILIGHT (the "2024 Shares") in the name of “Akston Biosciences Corporation”. Together, the 2023 Shares and 2024 Shares are termed, the “Shares”. The issuances of Shares shall be recorded on the Stock Transfer Ledger of TWILIGHT on the Effective Date and the Shares shall be delivered to AKSTON within thirty (30) days of the Effective Date.

TWILIGHT represents to AKSTON, that as of the Effective Date, the aggregate number of Shares equals twenty percent (19.95%) of TWILIGHT 's issued and outstanding stock calculated on a "Fully Diluted Basis." For purposes of this Section, "Fully Diluted Basis" shall mean that the total number of issued and outstanding shares of TWILIGHT's stock shall be calculated to include conversion of all issued and outstanding securities then convertible into Common Stock, the exercise of all then outstanding options and warrants to purchase shares of Common Stock, whether or not then exercisable, and shall assume the issuance or grant of all securities reserved for issuance pursuant to any TWILIGHT stock or stock option plan in effect on the date of the calculation.

TWILIGHT shall issue the 2024 Shares to AKSTON, such that the ratio of AKSTON's ownership of outstanding Common Stock to the Founders Common Stock shall not fall below [***].

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“Founders Common Stock” shall mean the Common Stock of the Company owned by Rahul Bhansali, Ajay Verma, Gary Magnant, William Adam Hill, or any of such person’s affiliates, such as FVE Foundry Cohort I GP, LLC or Ajay Verma Consulting, Inc., but not including FVE Foundry Cohort I, LLC. Such issuances shall continue until and including the date upon which a total of [***] in bona fide new capital is received from third-party investors. Thereafter, no additional shares shall be due to AKSTON pursuant to this section. Within thirty (30) days of the Effective Date, TWILIGHT will deliver to AKSTON all appropriate documents related to its Common Stock holdings. Failure to do so shall constitute a material breach pursuant to Section 5.2 of this Agreement.

3.3	Royalties and Royalty Payments

a.	Royalties

TWILIGHT shall pay or cause its Affiliates or Sublicensees to pay to AKSTON a royalty of [***] of Net Sales of each Licensed Product. For each Licensed Product, the royalty payment shall commence on the date of the First Commercial Sale in each country in the Territory, and continue for twenty (20) years from the date of the First Commercial Sale in each country in the Territory.

“Net Sales” means Gross Sales less the following amounts actually paid, accrued, or otherwise incurred by Seller in effecting such sale:

i.	credits and allowances by reason of rejection or return;

ii.	reasonable and customary rebates, discounts, and chargebacks;

iii.	amounts for outbound transportation, insurance, handling and shipping, to the extent separately invoiced;

iv.	taxes, customs duties, and other governmental charges levied on or measured by sales, to the extent separately invoiced, whether paid by or on behalf of Seller so long as Seller’s price is reduced thereby, but not franchise or income taxes of any kind whatsoever; and/or

v.	allowances or reserves for bad debt (including cost of collection) accrued by Seller in its books in accordance with GAAP.

vi.	Where the Licensed Product is sold in combination with other pharmaceutical products, diagnostic products, or active ingredients (collectively, “Combination Components”) for a single price, the Net Sales applicable to such transaction shall be calculated by multiplying the total Net Sales of such combined product by the fraction A/(A+B), where A is the actual weighted average price of the Licensed Product alone in the same dosage amount or quantities in the applicable country during the applicable quarter if sold separately, and B is the sum of the actual weighted average prices of all Combination Components with which the Licensed Product is combined, in the same dosage amount or quantities in the applicable country during the applicable quarter if sold separately. If A or B cannot be determined because weighted average prices for the Licensed Product or

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Combination Components with which the Licensed Product is combined are not available separately in a particular country, then TWILIGHT and AKSTON shall discuss and use reasonable good faith efforts to agree in writing on an appropriate calculation of the respective fair market values of the Licensed Product and Combination Components with which the Licensed Product and determination of Net Sales thereof for the relevant transactions based on an equitable method that takes into account, to the extent applicable, variations in potency, the relative contribution of each therapeutically active ingredient or other component to the whole combined product, and relative value to the end user of each therapeutically active ingredient or other component.

b.	Royalty Payments

Royalty payments shall be made within [***] days after the end of the Calendar Quarter in which the applicable Net Sales were received by the applicable Seller. Each royalty payment shall be accompanied by a report specifying, on a country-by-country and product-by-product basis: Gross Sales and Net Sales, in each case in each country’s currency and calculated in accordance with GAAP, with sufficient detail to verify calculation thereof, the applicable royalty rate under this Agreement, the royalties payable in each country’s currency, including an accounting of deductions taken in the calculation of Net Sales, the applicable exchange rate to convert from each country’s currency to U.S. Dollars and the royalties payable in U.S. Dollars. If TWILIGHT, its Affiliates, or Sublicensees fails to pay any payment required under this Agreement by the due date therefor, then the unpaid amount will incur interest at the rate of [***] per month beginning on the due date, unless a lesser rate is required by Applicable Law. TWILIGHT shall be responsible for all fees and expenses incurred by AKSTON, including reasonable attorneys’ fees, to collect unpaid amounts.

3.4	Other Payments

TWILIGHT shall pay to AKSTON [***] of any Sublicense Revenue received by or on behalf of TWILIGHT or an Affiliate from a Sublicensee. “Sublicense Revenue” means the gross amount or value paid by an Affiliate or Sublicensee to TWILIGHT or any of its Affiliates such as, for example, up-front milestone payments, commercial sale milestones, material supply payments, service fees, consulting fees, clinical trial fees, and technology transfer fees. Payments due under this section shall be paid to AKSTON within [***] of receipt of the time the Sublicense Revenue is received by TWILIGHT.

3.4	Method of Payment

a.	All payments hereunder shall be made in U.S. Dollars. Conversion of foreign currency to U.S. Dollars shall be made at the conversion rate existing in the United States (as reported in The Wall Street Journal) on the last business day of the Calendar Quarter immediately preceding the applicable Calendar Quarter. If The Wall Street Journal ceases to be published, then the rate of exchange to be used shall be that reported in such other business publication of national circulation in the United States as the Parties reasonably agree.

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b.	Any royalties, license fees and other amounts payable by TWILIGHT to AKSTON pursuant to this Agreement (“Payments”) shall not be reduced on account of any tax, levy, duty, charge, withholding, or other assessment imposed by, or payable to any governmental authority (collectively, “Taxes”). If TWILIGHT, its Affiliates, or Sublicensees withholds any Taxes from the Payments as required by Applicable Law while AKSTON is entitled under any applicable tax treaty to a reduction of rate of, or the elimination of, applicable withholding tax, TWILIGHT shall cooperate with AKSTON with respect to any documentation required by the appropriate governmental authority or reasonably requested by AKSTON to secure a reduction of the rate of, or the elimination of, the applicable Taxes withheld.

3.5	Records Retention and Audit Rights

a.	Commencing as of the date of First Commercial Sale of the first Licensed Product to be sold, TWILIGHT will ensure that each Seller shall keep records of its sales of each Licensed Product in sufficient detail to permit verification of royalty calculations. Such records shall be maintained by each Seller for at least [***] years after the end of the calendar year to which such records pertain.

b.	AKSTON may designate an independent Third Party certified public accountant, reasonably acceptable to TWILIGHT, to inspect each Seller’s books and records for the sole purpose of verifying royalty payments payable under this Agreement. Any such inspection shall be conducted with no less than [***] days’ prior written notice to TWILIGHT, at Seller’s principal office during regular business hours, and in a manner that will not materially disrupt Seller’s business. The audited entity may require that the accountant sign its form nondisclosure agreement prior to performing any such inspection. The books and records inspected by the accountant shall be kept strictly confidential except that the accountant may disclose only a report of its findings to AKSTON, a copy of which report shall be concurrently provided to the audited Seller. The report shall be deemed TWILIGHT’s Confidential Information hereunder, provided however that AKSTON shall not be subject to non-use or non-disclosure obligations with respect to the report or the data underlying the report in the event AKSTON brings an action (whether in court or by arbitration) for damages or enforcement related to royalties. If any review reveals a deficiency in the calculation and/or payment of royalties owed under this Agreement, then (i) TWILIGHT shall promptly pay AKSTON the amount remaining to be paid, and (ii) if such underpayment is by [***] or more and such underpayment is the fault of TWILIGHT, TWILIGHT shall reimburse AKSTON for the accountant’s fees. If any review reveals an overpayment, AKSTON shall promptly pay TWILIGHT the amount of the overpayment.

c.	AKSTON shall not exercise its audit rights under Section 3.5(b) more than once in any calendar year, unless a prior audit in such calendar year reveals an underpayment of [***] or more and such underpayment is the fault of TWILIGHT and then AKSTON may follow up and exercise its audit right one additional time during the same twelve (12) month period.

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d.	TWILIGHT shall include in any agreement with each Seller terms requiring such Party to retain records and to permit AKSTON to inspect such records as required in this Section 3.5.

3.6	Expenses

Except as expressly set forth in this Agreement, each Party shall bear its own costs and expenses with respect to its obligations under this Agreement.

SECTION 4 - CONFIDENTIALITY

4.1	General

Neither Party shall disclose the terms and conditions of this Agreement except: (a) to advisors (including lawyers and accountants), actual or potential investors or research, development and/or acquisition partners, Affiliates, and others on a need-to-know basis; in each case, under appropriate confidentiality provisions or professional standards of confidentiality substantially equivalent to this Agreement; or (b) as may be required by law. For the avoidance of doubt each Party may disclose the existence of this Agreement, provided that such Party does not disclose its terms and conditions.

Except as expressly set forth in this Section 4, each Party shall cause its respective Affiliates, officers, directors, employees, agents and subcontractors (collectively “Representatives”) to keep confidential any and all technical, commercial, financial, scientific and other data, processes, documents or other information (whether in oral or written form) acquired from the other Party (the “Disclosing Party”), its Affiliates or its Representatives prior to or after the date of this Agreement and which relates to the Disclosing Party or any of its Affiliates or their respective businesses (“Confidential Information”) and each Party shall not disclose directly or indirectly, and shall cause its Representatives not to disclose directly or indirectly, any Confidential Information to anyone outside such Person, such Affiliates and their respective Representatives. Information shall not be treated as Confidential Information if the Party receiving such information (the “Receiving Party”) can demonstrate that such information:

a.	is or hereafter becomes generally available to the trade or public other than by reason of any breach or default by the Receiving Party, any of its Affiliates or any Representative of its confidentiality obligations under this Agreement;

b.	was already known to the Receiving Party or such Affiliate or Representative;

c.	is disclosed to the Receiving Party or such Affiliate or Representative by a Third Party who has the right to disclose such information; or

d.	based on such Receiving Party’s good faith judgement with the advice of counsel, is otherwise required to be disclosed in compliance with applicable legal requirements to a public authority.

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4.2	Disclosure

Whenever the Receiving Party becomes aware of any state of facts which would or might result in disclosure of Confidential Information pursuant to subparagraph 4.1.d above, it shall, if possible, promptly notify the Disclosing Party prior to any such disclosure so that the Disclosing Party may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement.

In any event, if the Receiving Party is unable to promptly notify the Disclosing Party or if such protective order or other remedy is not obtained, or if the Disclosing Party waives compliance with the provisions of this Agreement, the Receiving Party will furnish only that portion of the information which it is advised by counsel is legally required and will exercise reasonable efforts to obtain assurance that confidential treatment will be accorded the Confidential Information.

Each Party shall be entitled, in addition to any other right or remedy it may have, at law or in equity, to an injunction, without the posting of any bond or other security except as required by the relevant laws, enjoining, or restraining any other Party or its Representative from any violation or threatened violation of this Section 4.

If and to the extent TWILIGHT engages contract development and manufacturing organizations (CDMOs) or other service providers or consultants to support such filings, such third parties shall be considered “Representatives” for purposes of this Section 4.1 and bound by its confidentiality provisions with regards to such sequence information and other Confidential Information.

4.3	Use of Confidential Information

Each Receiving Party agrees that no Confidential Information of the Disclosing Party shall:

a.	be used in its own business except as necessary to the fulfilment of the rights and obligations of such Party under this Agreement;

b.	be assigned, licensed, sublicensed, marketed, transferred, or loaned, directly or indirectly, to any Third Party except as necessary to the fulfilment of the rights and obligations of the Parties under this Agreement; or

c.	be used or exploited by such Party or any of its Affiliates or their Representatives for its or their respective benefit or the benefit of any other relationships with customers or partners of such Party and its Affiliates.

Without limiting the generality of the foregoing, each Receiving Party agrees that it shall not (and shall not permit any of its Affiliates or Representatives to) at any time use any Confidential Information in the conduct of its business without the prior written consent of the Disclosing Party.

The obligations set forth in this Section 4 shall extend to copies, if any, of Confidential Information made by Receiving Party, its Affiliates, or Representatives and to documents prepared by such Persons which embody or contain Confidential Information.

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4.4	Protection of Confidential Information

Each Party shall deal with Confidential information so as to protect it from disclosure with a degree of care not less than that used by it in dealing with its own information intended to remain exclusively within its knowledge and shall take reasonable steps to minimize the risk of disclosure of Confidential Information which shall include, without limitation, ensuring that only its Affiliates and its and their Representatives who have a bona fide “need to know” such Confidential Information for purposes permitted or contemplated by this Agreement shall have access thereto.

Each Party shall notify all of its Representatives and Affiliates who have access to Confidential Information of its confidentiality and the care therefore required.

4.5	Survival of Obligations

The obligations set forth in this Section 4 shall survive the Termination or Expiration of this Agreement for a period of [***] years, except that any Confidential Information that constitutes Trade Secret information, and is labeled as such, shall be kept in confidence for so long as the information maintains Trade Secret status under applicable law. Neither Party will take any action to undermine or damage the Trade Secret status of the information and will protect the information in such a manner to preserve its Trade Secret status, including by consistently using proprietary legends, restricting access to the information to only those personnel having a need to know, tracking access to the information, limiting copies of documents containing such information, password protecting electronic files containing such information, and compartmentalization of information, where possible, and requiring its Affiliates to undertake the same.

4.6	Return of Confidential Information

Within thirty (30) days after the Termination or Expiration of this Agreement, the Receiving Party shall (and shall cause its Representatives and Affiliates to) return to the Disclosing Party or destroy all related documents and tangible items then in its possession which it has received from the Disclosing Party or any Affiliate or Representative thereof pertaining, referring or relating to the Disclosing Person’s Confidential Information, as well as all copies, summaries, records, descriptions, modifications, and duplications that it, or any of its Affiliates or Representatives, has made from the documents or tangible items received from the Disclosing Party or any Affiliate or Representative thereof; provided, however, that the Receiving Party may retain one copy of each document in its legal files solely to permit the Receiving Party to continue to comply with its obligations hereunder.

4.7	Compliance with Securities Laws

The Parties understand and acknowledges that the United States securities laws prohibit any person who has material non-public (“inside”) information about a company from purchasing or selling securities of such company, and prohibits communicating such material non-public information to any other person under circumstances where it is reasonably foreseeable that such person is likely to purchase or sell securities of such company. Each Party further acknowledges that the Confidential Information, including, without limitation, data, reports, and information concerning the Licensed Products, can constitute such material non-public information, and will comply, and

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ensure that its employees, contractors, and agents comply, with all United States securities laws with respect to such Confidential Information.

4.8	Injunctive Relief

Each Party acknowledges that the promises or agreements contained in this Agreement relating to confidentiality and/or intellectual property are necessary and reasonable in order to protect the other Party and its business, and expressly agrees that monetary damages may be inadequate to compensate the disclosing Party for the breach thereof, and that any such violation or threatened violation will cause irreparable injury to the disclosing Party. Accordingly, in addition to any other remedies that may be available, in law, in equity or otherwise, the disclosing Party will be entitled to seek injunctive relief against the breach or threatened breach by the receiving Party of such obligations, without the necessity of proving actual damages or posting bond.

4.9	Relationship to Service Agreements

The Parties are also party to the Service Agreements, which concern the terms under which TWILIGHT engages AKSTON to provide Services and under which AKSTON provides those Services. In the case that there is a conflict in terms in this Section 4 and the corresponding terms in the Service Agreements, the terms in this Agreement shall control.

4.10	Whistleblower Immunity Notice under the Defend Trade Secrets Act of 2016

Pursuant to the U.S. Defend Trade Secrets Act of 2016, notice is hereby provided that:

a.	An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that is made:

i.	in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and solely for the purpose of reporting or investigating a suspected violation of law; or

ii.	in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

b.	Further, an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the employer’s trade secrets to the attorney and use the trade secret information in the court proceeding if the individual files any document containing the trade secret under seal; and does not disclose the trade secret, except pursuant to court order.

SECTION 5 - EXPIRATION AND TERMINATION

5.1.	Expiration

Unless terminated earlier pursuant to Section 5.2 hereof, the Agreement will continue in perpetuity.

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5.2.	Termination

a.	AKSTON may terminate this Agreement, at its option, in the event TWILIGHT, an Affiliate, or Sublicensee commits a material breach of this Agreement, which TWILIGHT has not cured within ninety (90) days of receiving written notice of the breach from AKSTON. An uncured material failure by TWILIGHT, an Affiliate, or Sublicensee to comply with any of the obligations of TWILIGHT under this Agreement shall constitute a material breach of this agreement by TWILIGHT. If TWILIGHT is unable to cure the breach within ninety (90) days of the notice, AKSTON may terminate this Agreement effective immediately upon expiration of such ninety (90) day period, or in its sole discretion offer to renegotiate the terms of the Agreement.

b.	AKSTON shall also have the right, at its option, to cancel and terminate this Agreement with immediate effect in the event that TWILIGHT:

i.	becomes involved in insolvency, dissolution, bankruptcy, or receivership proceedings affecting the operation of its business, or

ii.	makes an assignment of all or substantially all of its assets for the benefit of creditors, or

iii.	a receiver or trustee is appointed for TWILIGHT, and

iv.	TWILIGHT shall, after the expiration of [***] days following any of the events enumerated above, have been unable to secure a dismissal, stay or other suspension of such proceedings.

c.	Any notice of termination by AKSTON shall:

i.	indicate the specific termination provision in this Agreement relied upon,

ii.	set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision so indicated, and

iii.	specify the termination date of this Agreement.

d.	TWILIGHT may terminate this Agreement, at its option, at any time upon written notice without the need to proceed to court without cause upon ninety (90) days prior written notice to AKSTON.

e.	In the event a Party exercises its rights to terminate this Agreement pursuant to this Section, the exercise of such right of termination shall not constitute an election of remedies, and such Party shall be entitled to exercise any and other legal rights and remedies to which such Party may be entitled as a result of a breach giving rise to such right of termination.

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5.3	Effect of Termination

Termination of the Agreement shall not relieve the Parties of any obligation accruing prior to such termination, or which is a continuing obligation.

Upon termination of this Agreement, all rights granted to TWILIGHT and its Affiliates or Sublicensees hereunder shall revert to AKSTON and TWILIGHT shall immediately cease all use of the AKSTON Licensed Intellectual Property. Upon termination, the covenant not to sue granted under Section 2 will immediately terminate.

The termination of the Agreement will not terminate the obligation of TWILIGHT to make required payments under Section 3.2 to AKSTON. The Parties agree to amicably negotiate any sell-down period if applicable to provide a term period for TWILIGHT to dispose of any inventory or Licensed Products on hand.

The termination by either Party of this Agreement shall be without prejudice to any accrued claims or rights of action that either Party may have against the other up to the date of such termination.

In addition, notwithstanding the termination of this Agreement for any reason, Section 2.6 (Future TWILIGHT Intellectual Property), Section 3.5 (Records Retention and Audit Rights), Section 4 (Confidentiality), and Section 6 (Indemnity) shall survive the termination of this Agreement.

SECTION 6 - INDEMNITY

6.1.	Indemnity

a.	Each Party shall indemnify and hold harmless the other Party, its Affiliates, and their respective directors, officers, shareholders, agents, consultants and employees from and against all Third Party claims, demands, liabilities, damages (including damages directly suffered by the other Party and/or its Affiliates and their respective directors, officers, shareholders, agents, consultants and employees) and expenses, including attorneys’ fees and costs (collectively, the “Liabilities”) arising out of the breach of any provision of this Agreement by the indemnifying Party or caused by any gross negligence or willful misconduct of the indemnifying Party.

b.	TWILIGHT and its Affiliates shall defend, indemnify and hold harmless AKSTON and its directors, officers, shareholders, agents, consultants and employees, from and against all Liabilities suffered or incurred arising out of any Third-Party claims in connection with any Licensed Products, except in each case to the extent such Liabilities resulted from the gross negligence or willful misconduct of AKSTON.

6.2.	Procedure

A Party (the “Indemnitee”) that intends to claim indemnification under this Section 6 shall promptly notify the other Party (the “Indemnitor”) of any Liability or action in respect of which

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the Indemnitee intends to claim such indemnification, and the Indemnitor shall have the right to participate in, and, to the extent the Indemnitor so desires, jointly with any other Indemnitor similarly noticed, to assume the defense thereof with counsel selected by the Indemnitor; provided, however that the Indemnitee shall have the right to retain its own counsel, with the fees and expenses to be paid by the Indemnitor if representation of such Indemnitee by the counsel retained by the Indemnitor would be inappropriate due to actual or potential differing interests between such Indemnitee and any other Party represented by such counsel in such proceedings.

The indemnity obligations under this Section 6 shall not apply to amounts paid in settlement of any loss, claim, damage, liability, or action if such settlement is effected without the consent of the Indemnitor, which consent shall not be withheld unreasonably. The failure to deliver notice to the Indemnitor within a reasonable time after the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such Indemnitor of any liability to the indemnities under this Section 6.

The Indemnitee, its Affiliates, employees, and agents, shall cooperate fully with the Indemnitor and its legal representatives in the investigation of any action, claim or liability covered by this indemnification.

6.3	Limitation of Liability

EXCEPT AS ARISING IN CONNECTION WITH ANY BREACH OF SECTION 4 AND EXCEPT WITH RESPECT TO EACH PARTY’S OBLIGATIONS TO INDEMNIFY THE OTHER UNDER SECTION 6 FOR LOSSES PAYABLE TO THIRD PARTIES, TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, IN NO EVENT SHALL EITHER PARTY OR ANY OF ITS AFFILIATES BE LIABLE TO THE OTHER PARTY OR ANY OF ITS AFFILIATES WITH RESPECT TO ANY MATTER ARISING UNDER OR RELATING TO THIS AGREEMENT FOR SPECIAL, INDIRECT, INCIDENTAL, CONSEQUENTIAL, RELIANCE OR PUNITIVE DAMAGES, INCLUDING, WITHOUT LIMITATION, LOSS OF PROFITS, WHETHER UNDER ANY CONTRACT, WARRANTY, TORT, NEGLIGENCE, STRICT LIABILITY, OR OTHER THEORY.

SECTION 7 – REPRESENTATIONS AND WARRANTIES

7.1.	Representations and Warranties of TWILIGHT

TWILIGHT is a corporation duly incorporated and validity existing as a corporation in good standing under the laws of Delaware with the corporate power to own, lease and operate its properties and to carry on its business as now conducted. TWILIGHT has all necessary corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby.

The execution, delivery and performance of this Agreement by TWILIGHT does not conflict with or contravene Applicable Law, its certificate of incorporation or the by-laws of TWILIGHT nor will the execution, delivery, or performance of this Agreement conflict with or result in a breach

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of, or entitles any party thereto to terminate, any material agreement or instrument to which TWILIGHT is a party, or by which any of its assets or properties is bound.

This Agreement has been duly authorized, executed and delivered by TWILIGHT and constitutes a legal, valid, and binding agreement of TWILIGHT and its Affiliates, enforceable against TWILIGHT and its Affiliates in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization, or other similar laws affecting creditors’ rights generally.

TWILIGHT is under no contractual or other obligation or restriction that is inconsistent with TWILIGHT 's execution or performance of this Agreement. TWILIGHT will not enter into any agreement, either written or oral, that would conflict with TWILIGHT’s responsibilities under this Agreement.

7.2.	Representations and Warranties of AKSTON

AKSTON is a corporation duly incorporated and validity existing as a corporation in good standing under the laws of Delaware with the corporate power to own, lease and operate its properties and to carry on its business as now conducted. AKSTON has all necessary corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby.

The execution, delivery, and performance of this Agreement by AKSTON does not conflict with or contravene Applicable Law, its certificate of incorporation or the by-laws of AKSTON, nor will the execution, delivery, or performance of this Agreement conflict with or result in a breach of, or entitles any party thereto to terminate, any material agreement or instrument to which AKSTON is a party, or by which any of its assets or properties is bound.

This Agreement has been duly authorized, executed and delivered by AKSTON and constitutes a legal, valid, and binding agreement of AKSTON and its Affiliates, enforceable against AKSTON and its Affiliates in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization, or other similar laws affecting creditors’ rights generally.

AKSTON is under no contractual or other obligation or restriction that is inconsistent with AKSTON's execution or performance of this Agreement. AKSTON will not enter into any agreement, either written or oral, that would conflict with AKSTON’s responsibilities under this Agreement.

AKSTON has not received a notice of conflict of the Licensed Intellectual Property with the asserted rights of others, or otherwise challenging its rights to use any of such Licensed Intellectual Property.

Except as otherwise expressly set forth in this Section, AKSTON makes no representation or extends any warranties of any kind either express or implied, including but not limited to warranties of merchantability, fitness for a particular purpose, non-infringement, or validity of any patent rights issued or pending.

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SECTION 8 - FORCE MAJEURE

No Party (or any of its Affiliates) shall be held liable or responsible to the other Party (or any of its Affiliates) nor be deemed to have defaulted under or breached the Agreement for failure or delay in fulfilling or performing any term of the Agreement when such failure or delay is caused by or results from causes beyond the reasonable control of the affected Party (or any of its Affiliates) including but not limited to fire, floods, embargoes, war, acts of war (whether war be declared or not), acts of terror, insurrections, riots, civil commotions, strikes, lockouts or other labor disturbances, pandemic, acts of God or acts, omissions or delays in acting by any governmental authority or the other Party (collectively, “Events of Force Majeure”); provided, however that the affected Party (i) shall promptly notify the other Party of the occurrence of any such Event of Force Majeure and (ii) shall exert all reasonable efforts to eliminate, cure or overcome any such Event of Force Majeure and to resume performance of its covenants with all possible speed; and provided, further that nothing contained herein shall require any Party to settle on terms unsatisfactory to such Party regarding any strike, lockout or other labor difficulty, any investigation or proceeding by any governmental authority or any litigation by any Third Party.

Notwithstanding the foregoing, to the extent that an Event of Force Majeure continues for a period in excess of three (3) months, the affected Party shall promptly notify in writing the other Party of such Event of Force Majeure and within four (4) months of the other Party’s receipt of such notice, the Parties agree to negotiate in good faith either:

a.	to resolve the Event of Force Majeure, if possible,

b.	to extend by mutual agreement the time period to resolve, eliminate, cure or overcome such Event of Force Majeure,

c.	to amend this Agreement to the extent reasonably possible, or

d.	to terminate this Agreement.

SECTION 9 - ASSIGNMENT

The rights under this Agreement may not be assigned to another party (the “Assignee”) by either Party (the “Assigning Party”) without the written consent of the other Party except (i) to any Affiliate of the Assigning Party or (ii) to any Party which acquires substantially all of the assets and business of the Assigning Party to which this Agreement pertains or to any successor corporation resulting from any merger, consolidation, share exchange or other similar transaction; provided that in the event of any such permitted assignment, the Assigning Party and the Assignee shall be jointly and severally liable for all of their respective obligations and agreements set forth herein, notwithstanding such assignment.

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SECTION 10 - SEVERABILITY

Each Party hereby agrees that it does not intend to violate any Applicable Law, public policy, statutory or common laws, rules, regulations, treaty or decision of any government agency or executive body thereof of any country or community or association of countries. Should one or more provisions of this Agreement be or become invalid, the Parties hereto shall substitute, by mutual consent, valid provisions for such invalid provisions which valid provisions in their economic effect are sufficiently similar to the invalid provisions that it can be reasonably assumed that the Parties would have entered into this Agreement with such provisions. In case such provisions cannot be agreed upon, the invalidity of one or several provisions of this Agreement shall not affect the validity of this Agreement as a whole, unless the invalid provisions are of such essential importance to this Agreement that it is to be reasonably assumed that the Parties would not have entered into this Agreement without the invalid provisions.

SECTION 11 - APPLICABLE LAW

The Agreement shall be governed by and construed in accordance with the laws of Delaware without regard to the conflict of law principles thereof.

SECTION 12 - DISPUTE RESOLUTION

Any dispute regarding this Agreement, and in particular regarding the existence, validity, interpretation, carrying out or failure to carry out, of this Agreement, and regardless of whether the question arose before or after the termination of this Agreement, shall be settled by amicable negotiations between the Parties, if possible. Otherwise, the Courts of Wilmington, Delaware shall have sole jurisdiction. EACH OF THE PARTIES EXPRESSLY ACKNOWLEDGES AND AGREES THAT BY THIS PROVISION IT IS WAIVING AND RELINQUISHING ITS RIGHT TO A JURY TRIAL IN ANY AND ALL DISPUTES BETWEEN THE PARTIES RELATING TO THIS AGREEMENT.

SECTION 13 - MISCELLANEOUS

13.1.	Notices

Any consent, notice or report required or permitted to be given or made under this Agreement by one of the Parties hereto to the other shall be in writing, delivered personally or by email or facsimile (and promptly confirmed by personal delivery, registered mail or courier), registered mail or courier, postage prepaid (where applicable), addressed to such other Party at its address indicated below, or to such other address as the addressee shall have last furnished in writing to the addressor and (except as otherwise provided in this Agreement) shall be effective upon receipt by the addressee.

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If to AKSTON:

Akston Biosciences Corporation
100 Cummings Center, Suite 454C
Beverly, MA 01915
Attention: Legal Department

Email: [***]

If to TWILIGHT:

Twilight Neuroscience
47 Fox Run Rd
Topsfield, MA 01983
Attention: Legal Department

Email: [***]; [***]; [***]

13.2.	Entire Agreement

Except as expressly provided herein with respect to the Service Agreements, this Agreement and attachments hereto constitute the entire agreement of the parties respecting the subject matter hereof. No amendment, modification, or supplement of any provision of this Agreement shall be valid or effective unless made in writing and signed by a duly authorized officer of each Party.

13.3.	Independent Contractors

AKSTON and TWILIGHT each acknowledge that they shall be independent contractors and that the relationship between the two Parties shall not constitute a partnership, joint venture, or agency. Neither AKSTON nor TWILIGHT shall have the authority to make any statements, representations, or commitments of any kind, or to take any action, which shall be binding on the other Party, without the prior consent of the other Party to do so.

13.4.	Affiliates

Each Party shall cause its respective Affiliates to comply fully with the provisions of this Agreement to the extent such provisions specifically relate to, or are intended to specifically relate to, such Affiliates, as though such Affiliates were expressly named as joint obligors hereunder.

13.5.	Waiver

The waiver by either Party hereto of any right hereunder, or the failure to perform, or of a breach by the other Party shall not be deemed a waiver of any other right hereunder, or of any other breach or failure by said other Party, whether of a similar nature or otherwise.

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13.6.	No Implied License

Nothing in this Agreement shall be deemed to constitute, by implication or otherwise, the grant by TWILIGHT to AKSTON and its Affiliates, or by AKSTON to TWILIGHT and its Affiliates, of any license or interest in, or other rights under any patent, patent application, proprietary know- how, trade secrets, tradenames, logos, or other intellectual property rights owned or possessed by TWILIGHT or AKSTON, whichever applicable, except as expressly provided for herein. Neither Party shall use the other Party’s name or marks without express written consent.

13.7.	Counterparts

This Agreement may be executed in two or more counterparts and by electronic means including facsimile or portable document format (“.pdf”), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

13.8.	Communication

Both Parties undertake to widely publish a joint press release at the latest one (1) month following the Effective Date to publicize this Agreement. The final version of the press release shall be approved by both Parties before any publication.

IN WITNESS WHEREOF, the Parties have executed this Agreement by their duly authorized representatives as of the date first set forth below.

*** Signature Page Follows ***

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AKSTON BIOSCIENCES CORPORATION

Signature:	/s/ Todd C. Zion, Ph.D.

Name:	Todd C. Zion, Ph.D.

Title:	President & C.E.O.

Date:	6/10/2024

TWILIGHT NEUROSCIENCE, INC.

Signature:	/s/ Dr. Ajay Verma

Name:	Dr. Ajay Verma

Title:	CEO, Cofounder

Date:	6/10/2024

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Schedule A

Human Fc Domain Isotype Sequences of Licensed Products

[***]

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[***]

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Schedule B

Excluded Properties

[***]

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[***]

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[***]

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